Exhibit 107

Calculation of Filing Fee Table

FORM S-4

(Form Type)

Baxter International Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Debt	0.868% Senior Notes due 2023	Rule 457(f)	$800,000,000	100%	$800,000,000	$92.70 per million	$74,160

	Debt	1.322% Senior Notes due 2024	Rule 457(f)	$1,400,000,000	100%	$1,400,000,000	$92.70 per million	$129,780

	Debt	1.915% Senior Notes due 2027	Rule 457(f)	$1,450,000,000	100%	$1,450,000,000	$92.70 per million	$134,415

	Debt	2.272% Senior Notes due 2028	Rule 457(f)	$1,250,000,000	100%	$1,250,000,000	$92.70 per million	$115,875

	Debt	2.539% Senior Notes due 2032	Rule 457(f)	$1,550,000,000	100%	$1,550,000,000	$92.70 per million	$143,685

	Debt	3.132% Senior Notes due 2051	Rule 457(f)	$750,000,000	100%	$750,000,000	$92.70 per million	$69,525

	Debt	Floating Rate Senior Notes due 2023	Rule 457(f)	$300,000,000	100%	$300,000,000	$92.70 per million	$27,810

	Debt	Floating Rate Senior Notes due 2024	Rule 457(f)	$300,000,000	100%	$300,000,000	$92.70 per million	$27,810

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Total Offering Amounts						$7,800,000,000		$723,060
Total Fees Previously Paid								N/A
Total Fee Offsets								N/A
Net Fees Due								$723,060

(1)	Calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended.